Exhibit 23.1

[KPMG LETTERHEAD]

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
Provident Bancorp, Inc,:


We consent to incorporation by reference in the Registration Statement (No. 33-49344) on Form S-8 of Provident Bancorp, Inc. or our report dated October 27, 2000, relating to the consolidated statements of financial condition of Provident Bancorp, Inc., and subsidiary as of September 30, 2000 and 1999, and the related cosolidated statements of income, changes in stockholders; equity, and cash flows for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000 Annual Report on Form 10-K of Provident Bancorp, Inc.


/s/ KPMG LLP
------------
KPMB LLP

Stamford, Connecticut
December 27, 2000